Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Announces Retirement of
Director Cynthia Milligan

SIOUX FALLS, S.D., (March 22, 2016) - Raven Industries (NASDAQ: RAVN) announced today that Cynthia Milligan will retire from the Company’s Board of Directors at the end of her current term, effective May 24, 2016, which coincides with the Company’s annual meeting of shareholders.
Milligan, who turns 70 in April, has served on the Raven Board of Directors since 2001. During the past 15 years, she has served on the Audit and Governance Committees.
“Throughout her tenure on the Board, Cynthia has provided sensible, thoughtful leadership and has brought valuable business, regulatory and legal insights to the Board,” said Tom Everist, Chairman of the Board.
"It has been fulfilling to be part of Raven Industries for the past 15 years with its proud history of serving its customers with premium products and service," said Milligan. "I would like to thank my fellow directors, the management team and all of the team members for their dedication to the Company.”
Raven Industries President and CEO Dan Rykhus said, “Raven’s Board of Directors, team members and shareholders have benefited tremendously from Cynthia’s guidance and service, and we are grateful for the many contributions she has made to the success of our great company.”

About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven realizes its vision by developing innovative solutions to great challenges related to the markets we understand and serve. Today, those solutions are focused on feeding and connecting the growing world population, preserving natural resources, and answering the growing need for security. Utilizing our strength in engineering, manufacturing, and technological innovation, Raven is a leader in precision agriculture, high performance specialty films, and situational awareness markets. Visit www.ravenind.com for more information.

Contact Information

Stephanie Herseth Sandlin, General Counsel, Vice President of Corporate Development & Corporate Secretary
Raven Industries
605-336-2750